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                                                                      Exhibit 21


                                  Subsidiaries

American Eagle Outfitters, Inc. has the following wholly owned subsidiaries:

AE Stores Company, a Delaware corporation
AEO International Corp., a Delaware corporation*
Retail Commerce Company, a Nevada corporation*
Retail Royalty Company, a Nevada corporation*
Prophecy Co., an Ohio corporation*
Eagle Trading Company, a Mexican corporation

*denotes second and third tier subsidiary owned by AE Stores Company